FOR IMMEDIATE RELEASE

Brookdale Senior Living to Acquire Horizon Bay Retirement Living; Signs Agreement with HCP for Joint Venture RIDEA and Lease Transactions; Provides Commentary on 2011 Guidance

Nashville, TN. June 1, 2011 – Brookdale Senior Living Inc. (NYSE: BKD) (the “Company”) today announced that it has entered into a definitive agreement to acquire 100% of the equity interests in Horizon Bay Realty, L.L.C. (“Horizon Bay”), the ninth largest operator of senior living communities in the United States.  Upon completion of the Horizon Bay transaction, the Company will add to its portfolio 90 communities with over 16,000 units in 19 states.

In connection with the transaction, the Company has entered into definitive agreements to restructure Horizon Bay’s existing relationship with HCP, Inc. (NYSE: HCP) relating to 33 communities that Horizon Bay currently leases from HCP.  In particular, the Company will (i) form a joint venture with HCP to own and operate 21 communities, and (ii) lease the remaining 12 communities from HCP.  The joint venture with HCP will utilize a RIDEA structure with Brookdale acquiring a 10% interest.  Brookdale will manage the communities under a ten-year management agreement with 4 five-year renewal options and will retain all ancillary services operations.  The 21-community portfolio has a total of 5,070 units (approximately 4,252 independent living, 736 assisted living, and 82 Alzheimer’s/dementia care) and is primarily located in Florida, Texas, Illinois and Rhode Island.

Brookdale will lease 12 communities from HCP subject to long term, triple net leases.  The leased portfolio has a total of 1,547 units (approximately 588 independent living, 578 assisted living, 225 Alzheimer’s/dementia care and 156 skilled nursing units) and is primarily located in Texas and Rhode Island.  In addition, Horizon Bay leases an additional community from HCP pursuant to a triple net lease and subleases that community to a third-party operator.

Horizon Bay provides management services to the remaining 57 Horizon Bay communities, which contain approximately 9,548 units, consisting of 5,445 independent living units, 3,011 assisted living units, 567 Alzheimer’s/dementia care units and 525 skilled nursing beds in 15 states.  Horizon Bay’s primary third party management relationships are with Chartwell Seniors Housing Real Estate Investment Trust (“Chartwell”) (45 communities, 6,420 units) and AEW Capital Management (three communities and 1,690 units, excluding two additional communities transitioning to Horizon Bay in the near term).  As part of the transactions, the Company and

Chartwell expect to simplify and restructure Horizon Bay’s existing management relationships with Chartwell.

“Acquiring Horizon Bay represents a significant opportunity for Brookdale to further build our scale, operating platform and market concentrations.  Many of these communities are in markets where we have either built or are building a network continuum.  Consistent with our long-term strategy, we believe that the transaction may also ultimately provide an opportunity for us to own an interest in the real estate associated with certain of the managed communities.  More importantly, this transaction adds to our organization a highly-respected management team whose complementary systems and programs will ultimately bring even better outcomes for both companies’ residents.  In a field where highly-experienced human capital is a critical element, we are pleased to welcome Thilo Best and his team to the Brookdale family.  We also look forward to establishing relationships with Chartwell and AEW,” said Bill Sheriff, Brookdale’s Chief Executive Officer.

“We are pleased to partner with HCP and appreciate the confidence that they have shown in our abilities by selecting us to be a part of their first RIDEA venture. We believe there is significant upside potential in these 21 assets, which will further benefit from the implementation of our Program Max capabilities.  The venture combines our strengths with the proper capital structure to enable Brookdale and HCP to jointly maximize the portfolio’s potential.  The structure of the HCP joint venture includes elements that align our interests very closely.  We look forward to building on the success of these communities and to continuing to provide them with high-quality care and services,” Mr. Sheriff continued.

“We are pleased to join Brookdale Senior Living.  It is exciting to contemplate what the combination of our two organizations can achieve as we work together to provide the highest quality products and services to the senior market. We look forward to becoming a part of the Brookdale team to further strengthen the Company’s industry leading position,” said Thilo Best, Horizon Bay’s Chairman and Chief Executive Officer.  Mr. Best will be joining Brookdale as Executive Vice President and Chief Investment Officer and will serve as a member of its senior management Executive Committee.

“These transactions will provide very attractive returns on invested equity, along with significant opportunities for future co-investment in the managed assets.  In total, we expect to invest approximately $47 million in the first year of operation, including acquisition consideration, capital contributions to the HCP joint venture, integration costs, transaction expenses and capital expenditures related to the rollout of our ancillary services programs.  Brookdale expects return on invested capital to average approximately 35% to 40% per year over the first three years.  These transactions will be slightly accretive to our 2011 Cash From Facility Operations, excluding integration and transactions costs, and are expected to add approximately $0.09 to $0.11 per share to 2012 CFFO and approximately $0.15 to $0.17 per share to 2013 CFFO,” commented Mark Ohlendorf, Co-President and Chief Financial Officer of Brookdale.

Transaction Benefits

•
Attractive economic returns – We expect return on invested capital to average approximately 35% to 40% per year over the first three years, made up of management fees, ancillary services, returns on our joint venture interests and the operations of leased communities.

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Economies of scale – We expect to reduce operating costs at the acquired operations as well as to achieve additional cost savings for our existing communities as a result of a 25% to 30% increase in our purchasing volume.

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Significant upside potential – With joint venture ownership, revenue-based management fees, operating income-based incentive fees and triple-net leases, we expect to benefit from performance improvements as occupancy increases and costs are reduced.

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Fit with current portfolio – The 90 Horizon Bay communities add levels of care within existing markets, bring additional density to existing networks, provide incremental geographic diversity and in some cases allow us to add new market networks.  Furthermore, 80% of the new units are in markets where Brookdale can provide ancillary services immediately, all of which will accrue directly to Brookdale’s benefit.

•
Exceptional growth opportunities – We believe that our Program Max initiative to add new service levels and physical plant updates will bring enhanced economics to the Horizon Bay communities, several of which can benefit from significant repositioning efforts to enable them to better fit their current markets.

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Enhanced management team – We expect Horizon Bay’s well-respected management team will enhance our current capabilities as well as facilitate an efficient integration process. In addition, Horizon Bay brings strong third-party asset management and acquisition capabilities to the Brookdale organization.

•	Future opportunity to own real estate and operations – We expect the new management relationships may provide future opportunities to acquire certain of the managed assets if and when they are sold.

Horizon Bay Portfolio Statistics

	Number of	Level of Care
Type of Community	Communities	IL	AL	MC	SNF	Total
Retirement Center	59	8,388	2,598	452	-	11,438
Assisted Living(1)	21	-	1,430	353	36	1,819
CCRC	10	1,897	297	69	645	2,908
Total	90	10,285	4,325	874	681	16,165
(1) Excludes one community subleased to a third party operator

	Number of	Level of Care					Occupancy
Structure	Communities	IL	AL	MC	SNF	Total	as of 3/31/11
RIDEA Joint Venture	21	4,252	736	82	-	5,070	88.5%
Leased (1)	12	588	578	225	156	1,547	92.6%
Managed	57	5,445	3,011	567	525	9,548	85.8	%(2)
Total	90	10,285	4,325	874	681	16,165	87.0%
(1) Excludes one community subleased to a third party operator
(2) Excludes 10 communities in lease up or development

	Number of	Level of Care
State	Communities	IL	AL	MC	SNF	Total
Texas	25	3,448	937	297	95	4,777
Florida	23	2,770	1,516	260	300	4,846
Rhode Island	9	523	455	69	156	1,203
Colorado	6	726	95	15	130	966
Illinois	4	720	143	47	-	910
Ohio	3	198	229	43	-	470
Arizona	3	260	163	-	-	423
Michigan	2	518	-	-	-	518
Tennessee	2	304	-	-	-	304
Oklahoma	2	198	81	26	-	305
California	2	179	175	-	-	354
Georgia(1)	2	-	138	-	-	138
Alabama	1	222	-	-	-	222
KY	1	120	55	28	-	203
Louisiana	1	-	73	11	-	84
NC	1	-	56	-	-	56
NH	1	-	70	27	-	97
SC	1	-	56	28	-	84
Virginia	1	99	83	23	-	205
Total	90	10,285	4,325	874	681	16,165
(1) Excludes one community subleased to a third party operator

The consummation of each of the transactions is subject to the satisfaction of certain closing conditions and contingencies, including the receipt of various third-party and regulatory approvals and consents.  The transactions are expected to close on August 1, 2011 although there can be no assurance that the transactions will close or, if they do, when the actual closing will occur.

Comments Regarding 2011 Guidance

“We would also like to provide some information on our quarter-to-date operating results for the second quarter and our outlook for the remainder of 2011. As the quarter is progressing, we are feeling the impact of declining consumer confidence and the continuing deterioration of the housing market. We anticipate occupancy to likely decrease modestly from the first quarter of 2011. These factors, coupled with an expected G&A ramp-up to absorb the announced transactions, are expected to result in a full year 2011 CFFO range between $2.25 and $2.35 per share,” said Mr. Sheriff.

About Brookdale Senior Living

Brookdale Senior Living Inc. is a leading owner and operator of senior living communities throughout the United States.  The Company is committed to providing an exceptional living experience through properties that are designed, purpose-built and operated to provide the highest-quality service, care and living accommodations for residents.  Currently the Company owns and operates independent living, assisted living, and dementia-care communities and continuing care retirement centers, with 558 communities in 33 states and the ability to serve over 51,000 residents.  After giving effect to the transactions, the Company will operate approximately 648 communities in 36 states with the ability to serve over 67,000 residents.

About Horizon Bay Retirement Living

Based in Tampa, Fla., Horizon Bay Retirement Living is a privately owned seniors housing management company focused on managing large portfolios of retirement communities across the United States for institutional real estate investors. With 90 communities in 19 states, the company has grown beyond traditional property management into a fully integrated service platform. The Horizon Bay portfolio includes independent living, assisted living, memory care, skilled nursing care and continuing care retirement communities.

Safe Harbor

Statements contained in this press release and statements made by or on behalf of the Company relating hereto may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those forward-looking statements are subject to various risks and uncertainties and include all statements that are not historical statements of fact and those regarding our intent, belief or expectations, including, but not limited to, all statements relating to the consummation of the acquisition of Horizon Bay and the transactions with HCP and Chartwell (including the anticipated timing thereof), the Company’s expectations concerning the future performance of the new communities and the effects of the transactions on the Company’s financial results (including the Company’s expectations with respect to its return on invested equity), the Company’s expectations regarding possible future investment or acquisition opportunities with respect to the managed assets, and the Company’s expectations regarding occupancy, revenue, cash flow, expenses, capital expenditures, Program Max opportunities, cost savings and CFFO.  Words such as “expect(s)” and similar expressions are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements. We can give no assurance that our expectations will be attained. Factors that could cause actual results to differ materially from our expectations include, but are not limited to, the risk that we may not be able to satisfy the closing conditions and successfully complete the transactions; the risk that we may not be able to successfully integrate the new communities into the Company’s operations; our inability to extend (or refinance) debt (including our credit and letter of credit facilities) as it matures; the risk that we may not be able to satisfy the conditions precedent to exercising the extension options associated with certain of our debt agreements; events which adversely affect the ability of seniors to afford our monthly resident fees or entrance fees; the conditions of housing markets in certain geographic areas; our ability to generate sufficient cash flow to cover required interest and long-term operating lease payments; the effect of our indebtedness and long-term operating leases on our liquidity; the risk of loss of property pursuant to our mortgage debt and long-term lease obligations; the possibilities that changes in the capital markets, including changes in interest rates and/or credit spreads, or other factors could make financing more expensive or unavailable to us; changes in governmental reimbursement programs; our ability to effectively manage our growth; our ability to maintain consistent quality control; delays in obtaining regulatory approvals; our ability to complete acquisitions and integrate them into our operations; competition for the acquisition of assets; our ability to obtain additional capital on terms acceptable to us; a decrease in the overall demand for senior housing; our vulnerability to economic downturns; acts of nature in certain geographic areas; terminations of our resident agreements and vacancies in the living spaces we lease; increased competition for skilled personnel; increased union activity; departure of our key officers; increases in market interest rates; environmental contamination at any of our facilities; failure to comply with existing environmental laws; an adverse determination or resolution of complaints filed against us; the cost and difficulty of complying with increasing and evolving regulation; and other risks detailed from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Such forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Contact:
Brookdale Senior Living Inc.
Ross Roadman 615-564-8104